EXHIBIT 99.1


                      I-LINK MOVES TO NEXT PHASE OF GROWTH;
                  APPOINTS GARY J. WASSERSON PRESIDENT AND CEO

WEDNESDAY, MAY 02, 2001 4:36 PM - BusinessWire

DRAPER, Utah, May 2, 2001 (BUSINESS WIRE) -- I-Link Inc. (Nasdaq:ILNK), an enhanced Internet Protocol (IP) voice and data communications company, today announced the appointment of Gary J. Wasserson to the position of President and CEO of the Company. Mr. Wasserson was formerly the President and CEO of WebToTel, Inc., the parent company of Nexbell Communications, which was acquired by I-Link in April. John Edwards has resigned his position as CEO of I-Link. He will continue to advise I-Link regarding certain sales and marketing initiatives. John Ames has resigned his position as CFO of I-Link. His successor has not yet been named.

As part of the merger of I-Link and Nexbell, I-Link's board of directors undertook a detailed strategic review of the Company's operations. As a result of that effort, in addition to the changes in management, I-Link will close its offices in Phoenix, Arizona and Tel Aviv, Israel. The operations currently conducted in those offices will be consolidated into I-Link's Draper, Utah and Cleveland, Ohio locations. I-Link also plans to reduce its workforce by approximately 30 positions over the next few weeks and to continue to actively identify opportunities to maximize the efficiency of its operations.

"We believe that these changes position I-Link to move to the next phase of its growth," said Mr. Wasserson. "I-Link now has the team, the technology and the network in place to support a strong sales and marketing initiative. We are prepared to leverage I-Link's superior technology to generate substantial revenues and solidify our reputation as the premier global telco-grade VoIP company."

About I-Link
Headquartered in Draper, Utah, I-Link (Nasdaq:ILNK) is an enhanced voice/data service provider. I-Link offers a full range of enhanced services such as one-number call routing; caller screening; unified voice, fax, pager and e-mail messaging; voice- and fax-on-demand; conference calling; and seamless call transfer from cell phone to land-line and vice versa via a direct connection to its nationally deployed IP telephony network. I-Link's open API-programming platform for enhanced IP communications, Gatelink, uses softswitch technology to rapidly create and deploy IP-based, enhanced communications services with less expense and complexity. For further information, visit I-Link's website at www.i-link.com.

This news release may include statements that constitute forward-looking statements, usually containing the words "believe," "estimate," "project," "expects," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this document.

CONTACT:          I-Link Inc.
                  Gary Wasserson
                  (212) 286-5015
                  garyw@i-link.net